Exhibit 23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2007, March 1, 2007 and March 2, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Investors of Mellon Institutional Funds Master Portfolio: Standish Mellon Fixed Income Portfolio, Standish Mellon High Yield Bond Portfolio, Standish Mellon Yield Plus Portfolio and Standish Mellon Global Fixed Income Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 26, 2007